Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-35245, No. 333-55838 and No. 333-116528 pertaining to the Incentive Plan of Carrizo Oil & Gas, Inc. of our reports dated March 31, 2006, with respect to the consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting, of Carrizo Oil & Gas, Inc. included in the Annual Report on Form 10-K/A for the year ended December 31, 2005.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
April 11, 2006